UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

                                  South Carolina Electric & Gas Company

(Exact name of registrant as specified in its charter)

South Carolina                                                                                      57-0248695

         State of incorporation or organization)                                                     (I.R.S. Employer Identification No.)

100 SCANA Parkway; Cayce, South Carolina                                                           29033

(Address of principal executive offices)                                                           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:   N/A

Securities to be registered pursuant to Section 12(g) of the Act:   Series A Nonvoting Preferred Shares

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is the registrant’s Series A Nonvoting Preferred Shares.  A summary of the preferences, limitations and relative rights of the Series A Nonvoting Preferred Shares is as follows:

•	Par Value: The Series A Nonvoting Preferred Shares do not have a par value.

•
Rank: The Series A Nonvoting Preferred Shares rank, with respect to distributions and rights on liquidation, dissolution and winding-up: (i) on a parity with the registrant’s common shares and each other class and series of shares of the registrant, the terms of which expressly provide that such class or series ranks on a parity with the Series A Nonvoting Preferred Shares as to distributions or rights on liquidation, dissolution and winding-up (collectively referred to as “Parity Securities”); and (ii) junior to each class or series of shares of the registrant, the terms of which expressly provide that such class or series ranks senior to the Series A Nonvoting Preferred Shares as to dividend rights and rights on liquidation, dissolution and winding-up of the registrant.

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Distribution Rights:  Holders of Series A Nonvoting Preferred Shares are entitled to receive distributions only when, as and if declared by the registrant’s board of directors out of funds legally available therefor, whether in the form of cash, property or securities of the registrant, ratably on a per-share basis. The rights of the holders of Series A Nonvoting Preferred Shares to receive distributions are subject to the rights of each other series of preferred shares of the registrant then outstanding.

•
Voting Rights:  The Series A Nonvoting Preferred Shares do not entitle their holders to any voting rights with respect to the registrant except as otherwise required by applicable law.  South Carolina law entitles the holders of a class or series of otherwise nonvoting shares to vote as a separate voting group in connection with the approval of: (i) certain proposed amendments to the corporation’s articles of incorporation; (ii) a plan of merger that contains a provision that, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle the holders to vote as a separate voting group; or (iii) a plan of share exchange that includes the class or series of nonvoting shares in the exchange.

•
Liquidation Rights:  Subject to the rights of any other series of preferred shares of the registrant then outstanding, in the event of any liquidation, dissolution or winding up of the registrant, whether voluntary or involuntary, the remaining assets and funds of the registrant available for distribution, if any, will be distributed among the holders of Series A Nonvoting Preferred Shares and Parity Securities in proportion to the number of Series A Nonvoting Preferred Shares and Parity Securities held by each of them.

•	Preemptive Rights: The Series A Nonvoting Preferred Shares are not entitled to any preemptive rights.

•	Conversion: The Series A Nonvoting Preferred Shares are not convertible into any other security of the registrant.

•
Redemption/Repurchase:  The Series A Nonvoting Preferred Shares are not subject to any redemption rights or sinking fund provisions. There is no restriction on the repurchase or redemption of shares by the registrant while there is any arrearage in the payment of dividends or sinking fund installments.

Item 2.  Exhibits.

Exhibit No.                      Description

1.	Restated articles of incorporation of the registrant dated December 30, 2009 (filed herewith)

2.	Bylaws of the registrant (filed as Exhibit 3.05 to Registration Statement No. 333-65460 and incorporated by reference herein)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 30, 2009                        SOUTH CAROLINA ELECTRIC & GAS COMPANY

    By: /s/James E. Swan, IV

    Name:  James E. Swan, IV

    Title:   Controller

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